EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky

For Immediate Release September 27, 2012

Contact:	Don Jennings, President	(502) 223-1638
	Clay Hulette, Vice President	(502) 223-1638
	Tony Whitaker, Chairman	(606) 436-3860

First Federal MHC Makes Definitive Announcement on Kentucky First Federal Bancorp Dividend Waiver

HAZARD, Ky. and FRANKFORT, Ky., Sept. 27, 2012 GLOBE NEWSWIRE) — Kentucky First Federal Bancorp (KFFB), the holding company for First Federal Savings and Loan Association of Hazard, Kentucky and First Federal Savings Bank of Frankfort, Kentucky, announced that its majority shareholder, First Federal MHC, has received notice from the Federal Reserve that there would be no objection to a waiver of dividends paid by Kentucky First Federal in the next twelve months.  On August 23, 2012, the Company's Board of Directors declared a cash dividend of $0.10 per share payable on September 28, 2012, to shareholders of record on September 10, 2012. Earlier that day, the members of First Federal MHC had approved the dividend waiver by casting  64.3% of the eligible votes in favor of the waiver.  The results of the vote along with other pertinent materials and declarations were submitted to the Federal Reserve immediately for their final review.

Tony D. Whitaker, Chairman of Kentucky First Federal Bancorp, stated that to his knowledge this was the first solicitation of a member vote for a dividend waiver and will be the first waiver to which there was no regulatory objection since the publication of interim and final rule Reg MM in November of 2011.  He expressed his great appreciation to the members of First Federal MHC for their participation in the vote and to the Federal Reserve for their prompt attention which will allow the dividend on September 28, 2012 to be paid to the public shareholders but withheld from the MHC.

First Federal MHC owns 61.2% of the outstanding stock of Kentucky First Federal.  On August 23, 2012, Kentucky First Federal announced that the Board intends to resume the quarterly dividend schedule the Company has used since its inception with the next dividend record date being on or about October 31, 2012, with payment on or about November 19, 2012. However, future dividends are not guaranteed and are declared at the discretion of the Board.

Chairman Whitaker also announced that if there were no further rule changes or guidance from the Federal Reserve, First Federal MHC expects that it would once again seek approval of the dividend waiver by its members in 2013.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the ability of First Federal MHC to waive dividends and changes in the securities markets. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky. Kentucky First Federal Bancorp shares are traded on the NASDAQ National Market under the symbol KFFB. At June 30, 2012, the Company had approximately 7,735,703 shares outstanding of which approximately 61.2% was held by First Federal MHC.